Kingstone Companies, Inc. 1154 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Announces Second Quarter Results

Declares Initial $.03 per Share Quarterly Dividend

Book Value of $3.68 per Share –
Up 7.6% in Second Quarter

Hewlett, New York—August 11, 2011--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results for the period ended June 30, 2011. Second quarter 2011 net income was $773,931, or $.20 per share, and net operating income1 was $714,555, or $.18 per share.

The Company also announced that its board today declared the first quarterly dividend of $.03 per share payable on September 15, 2011 to shareholders of record at the close of business on August 30, 2011.

Financial Highlights

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2011	2010	$	%	2011	2010	$	%
(000’s except per share amounts and percentages)
Direct premiums written1	$10,587	$8,932	$1,655	18.5	$20,120	$16,593	$3,527	21.3
Net premiums written1	$4,106	$3,704	$402	10.9	$8,143	$7,083	$1,060	15.0
Net premiums earned	$3,517	$2,622	$895	34.1	$6,885	$4,840	$2,045	42.3
Ceding commission revenue	$2,727	$1,971	$756	38.4	$5,040	$4,182	$858	20.5
Net investment income	$160	$149	$11	7.4	$338	$281	$57	20.3
Interest expense	$39	$47	$(8)	(17.0)	$85	$92	$(7)	(7.6)
Net income	$774	$358	$416	116.2	$901	$591	$310	52.5
Net income per diluted share	$.20	$.11	$.09	81.8	$.23	$.20	$.03	15.0
Comprehensive income	$973	$356	$617	173.3	$1,121	$615	$506	82.3
Net operating income1	$715	$285	$430	150.9	$795	$495	$300	60.6
Operating income per diluted share1	$.18	$.09	$.09	100.0	$.20	$.16	$.04	25.0

1 These measures are not based on U.S. generally accepted accounting principles (“GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measurers.”

Second Quarter Operating Highlights

•
A.M. Best upgraded the financial strength rating of Kingstone Insurance Company (“KICO”) to B+ (Good) from B (Fair). Concurrently, A.M. Best upgraded the Issuer Credit Rating of Kingstone Companies, Inc. (“KINS”) to "bb-" from "b+".

•
KINS repaid $703,000 (48.5%) of its previously issued Notes Payable.  The maturity date of the remaining notes has been extended for three years to July 10, 2014 while the interest rate has been reduced to 9.5% from the previous 12.625%.  This results in an annualized pre-tax savings to the Company of $112,000.  Capitalized leases have been extinguished.

•
Investments in marketable securities increased 29.2% to $22.1 million from the prior year amount of $17.1 million.  Annualized interest and dividend income at June 30, 2011 was $1.038 million, up 32.1% from $.786 million at June 30, 2010.  The Company reduced its exposure to municipal bonds from 40.9% at June 30, 2010 to 28.7% at June 30, 2011.   All of the Company’s fixed income holdings are investment grade.

•
KICO successfully renewed its major reinsurance agreements effective July 1, 2011.  Its quota sharing agreements include the same reinsurer group as in the expired treaties.  KICO continues to cede 75% of its written premium on personal lines (homeowners, dwelling fire, etc.) and has reduced the commercial lines ceding percentage from 75% to 60%.  KICO increased the amount of catastrophe coverage purchased.

•
The Company’s net combined ratio (GAAP basis) was 63.5% in the second quarter of 2011 and 77.3% for the first six months of 2011 as compared to 67.5% and 65.2% for the second quarter and first six months of 2010, respectively.

•
KICO began a marketing effort in Western New York State and has commenced the distribution of its various products.  In addition, having secured a license in Pennsylvania, KICO is readying for its initial writings in the Keystone State, anticipated to occur during the 4th quarter of 2011.

Management Commentary

Barry Goldstein, Kingstone’s Chairman and CEO, stated “June 30th marked the two year anniversary of the conversion of Commercial Mutual Insurance Company to a stock company now named Kingstone Insurance Company (“KICO”).  With the hard work of our staff, cooperation with our reinsurers and loyalty shown us by our select producers, we are proud that we’ve been able to deliver the results we hoped for when embarking on the de-mutualization.  Following our plan, we’ve grown in a controlled responsible fashion. In two years we’ve seen book value for KICO increase by 34.7%, from $11,398,321 to $15,350,437. This equates to a current book value per share for KICO of $4.00.  Over this same two year period, annualized direct written premiums have grown by 50% to $40,248,318 (for the six months ended June 30, 2011) from $26,765,078 (for the six months ended June 30, 2009). KICO has a return on average equity of 15.7% for the twelve months ended June 30, 2011, compared to 15.9% for the twelve months ended June 30, 2010.  At June 30, 2009, KICO was unrated by A.M. Best.  After our initial rating of B (Fair) in 2010, our current rating (effective May 26, 2011)  is B+ (Good). At the parent level, we’ve reduced long-term debt and mandatorily redeemable preferred stock by 59% to $747,000 from $1,823,000 at June 30, 2009.”

Victor Brodsky, Kingstone’s Chief Financial Officer, added “For the two years following the conversion, KICO was bound by a commitment with the NYS Insurance Department that it could not make any distributions to KINS without Insurance Department approval.  After consideration by the Board of Directors of both KICO and KINS, KINS will begin paying a dividend to its shareholders.  The initial quarterly dividend of $.03 per share will be paid on September 15, 2011 to shareholders of record as of the close of business on August 30, 2011.”

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	Three Months Ended June 30,					Six Months Ended June 30,
	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:

Direct premiums written	$10,587	$8,932	$1,655	18.5%		$20,120	$16,593	$3,527	21.3%
Assumed written premiums	3	2	1	50.0%		3	3	-	-%
Ceded written premiums	(6,484)	(5,230)	(1,254)	24.0%		(11,980)	(9,513)	(2,467)	25.9%
Net written premiums	4,106	3,704	402	10.9%		8,143	7,083	1,060	15.0%
Change in unearned premiums	(589)	(1,082)	493	(45.6	) %	(1,258)	(2,243)	985	(43.9	) %

Net premiums earned	$3,517	$2,622	$895	34.1%		$6,885	$4,840	$2,045	42.3%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Three Months Ended June 30,					Six Months Ended June 30,
	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$774	$358	$416	116.201%		$900	$591	$309	52.3%

Net realized gain on investments	90	110	(20)	(18.2	) %	160	145	15	10.3%
Less tax effect on realized gains	31	37	(6)	(16.2	) %	55	49	6	12.2%
Net realized gain on investments, net of taxes	59	73	(14)	(19.2	) %	105	96	9	9.4%

Net operating income	$715	$285	$430	150.9%		$795	$495	$300	60.6%

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.